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                                                          Exhibit 23.1




      The Board of Directors and Stockholders
      Reinsurance Group of America, Incorporated:

      We consent to incorporation by reference in registration statement (No. 33-62274) on Form S-8 of Reinsurance Group of America, Incorporated of our report dated February 7, 1997, relating to the consolidated balance sheets of Reinsurance Group of America, Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996, annual report on Form 10-K of Reinsurance Group of America, Incorporated.


                                 /s/ KPMG Peat Marwick LLP









      St. Louis, Missouri
      March 24, 1997


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